UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2021

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(844) 472-9679

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Settlement of Securities Class Action  Litigation

Background

As previously disclosed, on April 29, May 27 and June 23, 2020, a series of securities class action cases were filed in the United States District Court for the Southern District of New York against us and our former CEO. All three lawsuits alleged that our company and our former CEO misled investors in connection with our April 13, 2020 press release with respect to the sale of COVID-19 rapid test kits. These three class actions were consolidated on September 18, 2020 and Daniel Yannes was designated lead plaintiff. A consolidated Amended Complaint was filed on October 19, 2020. The action was captioned Daniel Yannes, individually and on behalf of all others similarly situated, Plaintiff (“Plaintiff”) vs. SCWorx Corp. and Marc S. Schessel (“Schessel”), Defendants.

Settlement Agreement

On December 20, 2021, the Company and Mr. Schessel entered into a binding agreement with the Plaintiff to settle the litigation. Under the terms of this agreement, (i) the insurers for the Company and Schessel will make a cash payment to the Plaintiff and (ii) the Company will issue $600,000 worth of common stock to the class Plaintiffs, in exchange for which all parties will be released from all claims related to the securities class action litigation. This agreement provides that the parties will negotiate in good faith to enter into a definitive settlement agreement within thirty days, which agreement will be subject to court approval. Once the Company issues the $600,000 worth of stock, the Company believes it will have satisfied its obligations with respect to the payment of the $750,000 accrued retention liability applicable to its D&O insurance policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2021

SCWorx Corp.

By:	/s/ Timothy A. Hannibal
Name:	Timothy A. Hannibal
Title:	Chief Executive Officer

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